FOR IMMEDIATE RELEASE

ROO Reports Second Quarter 2007 Results

NEW YORK, NY, August 21, 2007 - ROO Group, Inc. (OTCBB: RGRP), a global leader in digital media and advertising solutions, today announced results for the second quarter ended June 30, 2007. The Company reported consolidated revenues of $3.6 million for the quarter, an increase of 78% compared to consolidated revenues of $2.0 million for the second quarter ended June 30, 2006.

ROO incurred a net operating loss of approximately $7.5 million in the second quarter of 2007, including $1.2 million of non-cash related items. This compares to a net operating loss of $3.3 million for three months ended June 30, 2006, including $0.7 million of non-cash related items. As of June 30, 2007, the Company had a cash and cash equivalents balance of approximately $23.8 million.

“During the second quarter, we continued to build on our core features in our ROO VX platform, enabling greater automation, which facilitated a large number of video player deployments,” said Robert Petty, Chairman and CEO. “The number of ROO video players deployed grew from approximately 400 at the beginning of the quarter to 880, with another 350 in the pipeline. In addition, just after the close of the quarter, we completed our acquisition of certain Wurld Media assets, which enable us to offer a hybrid streaming P2P platform that will provide enterprise businesses with a stronger, more robust solution for the delivery of online video and targeted advertising solutions.”

Commencing with the reporting of 2Q results, ROO believes it is appropriate to report revenues on a segmented basis as a result of the continued growth and the changing nature of its business. The Company will now report revenues for its two primary areas of business:

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Online Digital Media spans all aspects from Web site creation and supply of technology, to content and delivery of static and video assets, online property development and management, and monetization of video through advertising sales.

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Advertising Agency provides varied forms of media and services including direct marketing, incentive programs, internal communications, CRM, brand planning, sales promotion, creative, brand identity, sponsorships, on-line marketing, new media, media planning, media buying and packaging.

Although the Advertising Agency segment’s operations are greater than just traditional media, it has been decided by the Company that its activities are significantly different from the pure online activities of the Company’s Online Digital Media segment. As the Company’s operations continue to evolve, ROO will continue to review its business regularly to determine if there is a need to make changes to the reported segments.

While the Company plans to grow both revenue streams, it will continue to view the Online Digital Media segment as its primary growth vehicle.

During the second quarter, revenues in the Online Digital Media segment were $2.2 million, an increase of 146% compared to revenues of $0.9 million for the second quarter ended June 30, 2006. Revenues in the Advertising Agency segment were $1.3 million for the second quarter, an increase of 22% compared to revenues of $1.1 million for the second quarter of 2006.

Mr. Petty continued, “At the Advertising Agency segment, our performance was stronger than expected due to increased customer activity.”

SALES AND MARKETING

ROO Media’s core focus is to increase global sales of its digital media solutions for enabling video over the Internet. The second quarter saw continued progress on this initiative around the globe. A sample of some of the sites activated during the second quarter include:

•	Europe - GM.TV, Sunday Mirror, and VNU
•	USA - MTVu College Publisher Network, Click Here for a sample
•	Australasia - Rovedaily, Big Brother and Australian Football League

CONTENT SYNDICATION

The ROO Content Collection grew significantly in the second quarter from 1,500 videos a day at the beginning of the quarter to over 3,000 videos a day at quarters end. ROO is now providing one of the most comprehensive collections of daily refreshing news and topical content available for digital syndication. Daily weather from the PA Group, daily horoscopes from Russell Grant and daily live music from Baeble Music are among the 12 new collections signed during the quarter. Other popular collections include Expanded Books, National Lampoon and 25 local Fox affiliates. ROO is currently building a potent sports vertical with the signing of YES Networks featuring interviews and game highlights of Yankees and Nets, as well as Collegiate Images - providing NFL and NBA draft coverage along with college sports highlights.

CORPORATE DEVELOPMENTS

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On July 19, 2007, ROO announced the completion of its acquisition of strategic P2P assets of Wurld Media, a leading peer-to-peer (P2P) distribution company, for total consideration of $4.3 million. The addition of P2P technology enables ROO to deliver cost effective, high quality video and digital media to the computer as well as respond to market trends and emerging devices, such as IPTV.

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On June 28, 2007, ROO announced its partnership with the online advertising network Tribal Fusion, to develop a first-of-its-kind contextual video advertising product to complement Tribal Fusion’s 20 billion monthly ad impressions that reach over 120 million people a month.

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On June 27, 2007, ROO announced it was selected by Universal Music UK to launch 130 online video players that will feature exclusive Universal Music video content from its diverse roster of artists. Under the deal, ROO will roll out its cutting-edge video players across all of Universal Music UK's major sites, featuring full-screen viewing capabilities.

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On June 20, 2007, ROO and Townhall.com, the nation's leading conservative news and opinion Web site announced the launch of a video portal that will bring a broad array of top-tier news and entertainment channels to Townhall.com. The ROO powered portal will offer news, business, sports, health, movies and TV, odd news, science and technology, and travel, as well as video clips featuring Townhall.com's own personalities in originally produced content.

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On May 16, 2007, ROO announced a partnership with Britain's favorite morning TV show, GMTV, to launch a cutting-edge online video portal at gm.tv, which will feature exclusive GMTV content as well as four additional channels including News, Showbiz, Fashion and Family Health.

About ROO

ROO Group Inc. (OTCBB: RGRP) through its 100% subsidiary ROO Media Corporation, is a global service provider enabling businesses to leverage their digital media assets and provide an enhanced user experience. The company's proprietary platform, the ROO Video Exchange, simultaneously services multiple video channels, audience segments and advertisers and, as such, has become a leading platform in content aggregation, distribution and targeted advertising. ROO's unique ability to offer a "many-to-many" service has helped secure its position as the service provider of choice for companies seeking effective strategies for monetizing digital media assets. The company also operates an advertising agency business specializing in a variety of media and services including direct marketing, brand planning and identity, and media buying and packaging. ROO has offices in the United States, United Kingdom, and Australia. For additional information, please visit the Company’s Web site at www.roo.com.

Contacts

Brad Edwards
Brainerd Communicators, Inc.
Ph: 212-986-6667
edwards@braincomm.com